Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-1 of U.S. Auto Parts Network, Inc. of our report dated March 10, 2006, except for Note 9 which is as of May 19, 2006, on our audits of the combined financial statements of All OEM Parts, Inc. and Affiliates. We also consent to the reference to our Firm under the caption “Experts.”

/s/ J.H. Cohn LLP

Lawrenceville, New Jersey

October 30, 2006